EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

HV Bancorp, Inc.
Huntingdon Valley, Pennsylvania

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated September 8, 2016, relating to the financial statements of Huntingdon Valley Bank for the year ended June 30, 2016.

/s/ BDO USA, LLP

Philadelphia, Pennsylvania
January 13, 2017